Luke Faulstick

205 Hwy 22 E.

Clear Lake, South Dakota 57226

September 8, 2020

Re: Employment with South Dakota Partners, Inc. (the "Company")

Dear Luke:

This employment letter agreement (this "Letter Agreement") is intended to outline the terms of your continued at-will employment with the Company following the closing of the transactions contemplated by that certain Purchase Agreement (the "Purchase Agreement"), dated September 8, 2020, by and among Brattle Street Investment Corp., a corporation incorporated under the laws of the Province of British Columbia ("Parent"), Brattle Acquisition I Corp., a South Dakota corporation and wholly-owned subsidiary of Parent ("Buyer" and together with Parent, the "Buyer Parties"), the Company, and the Company's shareholders. Any capitalized term used but not defined herein shall have the meaning given to such term in the Purchase Agreement. This Letter shall be effective as of, and contingent upon the Closing (the "Effective Date").

COMPENSATION

Salary: Your salary will equal $200,000.00 per year, and may be increased, at your discretion, to an amount not exceeding $300,000 per year at any time during the twelve month period immediately following the Closing. After such twelve month period, your salary and benefits will be determined by the board of directors of the Parent. Your Salary shall be payable at the Company's regular employee payroll intervals.

Paid Time Off: You shall earn paid time off in accordance with and subject to the Company's policies, as in effect from time to time.

Employee Benefits: You will be entitled to participate in the Company's employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior management employees of the Company and subject to the terms and conditions of those plans.

Business Expenses: You will be reimbursed for all reasonable out‐ of‐ pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate documentation in accordance with the Company's policies.

Severance: In the event that your employment with the Company, Parent, and each of their respective affiliates is terminated without "Cause" (as defined below, which for the avoidance of doubt, shall not include a change in title), you shall be entitled to a severance payment of $75,000, payable by Parent or one of its U.S. affiliates other than the Company in one lump sum, subject to applicable withholdings, within sixty (60) days of such termination date (or such longer period as is required for you to deliver a satisfactory release and comply with applicable laws pertaining to any required waiver period), subject to customary terms including without limitation your execution and delivery of a general release of the Company and all of its Affiliates in form and substance satisfactory to the Company. "Cause " means: (i) your commission of or indictment for a felony or a fraud, or other act involving dishonesty or disloyalty to the Company or any of its Affiliates, (ii) conduct by you that brings or could reasonably be expected to bring the Company or any of its Affiliates into substantial public disgrace or disrepute or otherwise injures the integrity, character or reputation of the Company or any of its Affiliates, (iii) gross negligence or gross misconduct

[Signature Page to Employment Offer Letter]

by you with respect to the Company or any of its Affiliates, (iv) your material non-performance of the duties reasonably assigned to you, (v) your insubordination or failure to follow the directions of the Board,

(vi) your breach of the provisions of Noncompetition Agreement or any other applicable restrictive covenants with the Company or its Affiliates, (vii) your breach of a material employment policy of the Company, which is not cured, if curable, within thirty (30) days after written notice thereof to you or (viii) any other material breach by you of any other agreement with the Company or any affiliate.

MISCELLANEOUS

Withholding: The Company shall withhold all applicable federal, state, and local taxes, social security and other amounts as may be required by law or authorized by you with respect to all compensation payable to you.

Section 409A: The parties acknowledge and agree that, to the extent applicable, this Letter and the Noncompetition Agreement is intended to comply with or be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code"), and its underlying regulations, and will be interpreted in accordance with such intent. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. The Company will not have any obligation to indemnify or otherwise hold you harmless from any or all taxes or penalties which may apply to you or on your behalf. The Company makes no representations concerning the tax consequences of your participation in this Letter Agreement or any other benefit arrangement under any Federal, state or local tax law.

At Will Employment: Notwithstanding the above, your employment with the Company has been, and will continue to be, at‐ will and either party can terminate the relationship at any time, for any reason, with or without cause and with or without notice.

Governing Law: This Letter shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of South Dakota.

Arbitration; Jury Waiver: Any disputes arising out of or related to this Agreement, your employment with the Company or the termination of you employment with the Company shall be resolved in accordance with the procedures set forth in Section 11.11 of the Purchase Agreement. YOU AND THE COMPANY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, YOUR EMPLOYMENT WITH THE COMPANY, OR THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY.

Entire Agreement: This Letter Agreement and any restrictive covenants entered into by and between you and the Company or any of its Affiliates, contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, understandings, or agreements between the parties, written or oral, with respect to the subject matter hereof.

If you wish to accept this offer on the terms described above, please sign and date this Letter Agreement and return it to the Company.

Sincerely,

Michael Dalsin
Chairman of Brattle Street Investment Corp.
Acknowledgement and acceptance of Offer:

September 8, 2020
Luke Faulstick